                          SHAREHOLDERS' LOAN AGREEMENT

It is proposed that a Shareholders' Agreement, dated 01 August 2004, be entered into between RANDGOLD RESOURCES (SOMILO) LIMITED, a limited company registered in Jersey, Channel Islands (herein called the "Company"), and RANDGOLD RESOURCES
LIMITED, a limited company registered in Jersey, Channel Islands (herein called
"RRL").

     1.   DEFINITIONS.

          1.1. GENERAL DEFINITIONS. Wherever used in this Agreement, unless the context otherwise requires, the following terms have the
               following meanings:

               1.1.1. the term "Business Day" means a day on which banks are open for business in the Channel Islands and, for the
                    purpose of the definition of "Interest Determination Date", for the transaction of business in the Eurodollar Interbank
                    Market in London, England, as well;

               1.1.2. the term "Disbursement" means any amount of the "B" Loan which is disbursed from time to time pursuant to clause 4;

               1.1.3. the term "Convention d'Etablissment" means the Loulo
                    Establishment Convention, dated 2 April 1993;

               1.1.4. the term "Dollars" and the sign "$" mean the lawful currency of the United States of America;

               1.1.5. the term "Event of Default" means any one of the events specified in clause 12;

               1.1.6. the term "Group" means the Company its subsidiaries and subsidiary undertakings, and their respective subsidiary
                    undertakings (if any), and "Group Member" means any such
                    entity.

               1.1.7. the term "Interest Determination Date" means, as to any
                    Interest Period, the second Business Day before the
                    beginning of such Interest Period, the first of which will commence on the 28 September 2003;

               1.1.8. the term "Interest Payment Date" means any day that is 15
                    March, 15 June, 15 September or 15 December in any year;
                    provided, however, that if any Interest Payment Date would otherwise fall on a day which is not a Business Day, such
                    Interest Payment Date shall be changed to the next
                    succeeding Business Day;

               1.1.9. the term "Interest Period" means each period of three (3)
                    months commencing on the Interest Payment Date and ending on the day immediately before the next following Interest
                    Payment Date, except in the case of the first Interest
                    Period applicable to each Disbursement when it shall mean
                    the period commencing on the date on which such Disbursement is made and ending on the day immediately before the next
                    following Interest Payment Date;

               1.1.10. the term "Interest Rate" means the rate of interest payable on the Loan from time to time, determined in
                    accordance with clause 3;

               1.1.11. the term "Loan" means the loans provided for in clause 2 or, as the context may require, the principal amount thereof from time to time outstanding;

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               1.1.12. the term "Management Agreement" means the Management
                    Contract between Societe des Mines de Loulo and the Company, as approved by the Board of Directors of Societe des Mines de Loulo on 31 July 2004.

               1.1.13. the term "Net Available Cash" means the amount in Dollars equal to the difference between (i) the sum of all amounts of cash on hand and in demand deposits held by Societe des
                    Mines de Loulo on a date five (5) Business Days prior to the relevant Interest Payment Date, and (ii) the estimated
                    Operating Costs for the next following quarter;

               1.1.14. the term "Operating Costs" means all the items of
                    liability and expenditure incurred in connection with the
                    operations of Societe des Mines de Loulo pursuant to the
                    Convention d'Etablissment including without limiting the
                    generality of the foregoing, taxes, duties, expenditure for spares and other goods inventory, capital expenditures
                    required to carry out and maintain the Project, amounts
                    payable to the Company under the Management Agreement,
                    contract sales commissions, and any amount to be paid and /
                    or repaid under any Senior Loan to the Company, but
                    excluding obligations to pay Shareholders Advances;

               1.1.15. the term "RRL Group" means RRL, its subsidiaries and subsidiary undertakings, and their respective subsidiary
                    undertakings, Morila Limited and Societe des Mines de Morila
                    S.A., and "RRL Group Member" means any such entity.

               1.1.16. in this Agreement, unless the context otherwise requires, words denoting the singular include the plural and vice
                    versa, words denoting persons include corporations and
                    partnerships, and references to a specific clause, section
                    or

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                    schedule shall be construed as a reference to that specified clause, section or schedule of this Agreement;

     2.   LOAN. Subject to the terms and conditions of this Agreement, RRL agrees to lend the Company and the Company agrees to borrow from RRL the Loan.

          2.1. "A" LOAN being the total sum of $8,379,173.58 which the Company was advanced by RRL up to and including 30 September 2003.

          2.2. "B" LOAN being an amount of $30,000,000.00 which RRL has agreed to loan to the Company , commencing 1 October 2003. The Company will use the funds received in terms of the Loan to provide working capital for the Loulo Project or to fund, if required, the Government of Mali's equity contributions in the Loulo
               Project.

     3.   INTEREST. Interest on the Loan shall be determined, and the Company shall pay interest on the Loan as follows:

          3.1. The principal amount of the Loan from the time outstanding shall bear interest during the relevant Interest Period at the relevant
               Interest Rate, calculated in accordance with this section.

          3.2. Interest shall accrue from day to day, be pro-rated on the basis of a 360 day year for the actual number of days in the relevant
               Interest Period and, subject to clause 11, be due and payable in
               Dollars and on the Interest Payment Date immediately following the end of the relevant Interest Period unless paid beforehand.

          3.3. The Interest Rate shall be two per cent (2%) per annum above the three month LIBOR rate as published on the relevant Interest
               Determination Date. However, where any RRL Group Member obtains funding in the market and lends such funds to the Company as

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               part of the Loan, and such funds are directly or indirectly utilised to partially or fully fund the Government of Mali's equity contributions in the Loulo project, the Interest Rate on that portion of the Loan shall be the maximum of :

                    (i) two per cent (2%) per annum above the three month LIBOR rate, or

                    (ii) one per cent (1%) per annum above the actual rate at
                    which the RRL Group Member has borrowed the funds.

          3.4. On each Interest Determination Date RRL shall, in accordance with clause 3.3 above, determine the Interest Rate applicable to the relevant Interest Period and promptly give notice thereof to the
               Company.

          3.5. If, for any reason, the Interest Rate cannot be determined on any
               Interest Determination Date, RRL shall notify the Company
               forthwith and shall determine the Interest Rate on that Interest
               Determination Date, in accordance with clause 3.3 above mutatis mutandis, using offered rates advised to RRL by any two (2) major banks active in the Eurodollar Interbank Market in London
               selected by RRL after consultation with the Company.

          3.6. The determination by RRL, from time to time, of the Interest Rate shall be final and conclusive and shall be binding upon the
               Company unless shown by the Company to the satisfaction of RRL that any such determination has involved an error.

     4.   DISBURSEMENT. Disbursements of the "B" Loan shall be made by RRL from time to time for the credit to the account of the Company or Societe des Mines de Loulo as nominated, up to the maximum "B" loan amount, as set out in clause 2.2.

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     5.   PAYMENT OF PRINCIPAL AND INTEREST FROM NET AVAILABLE CASH. On each
          Interest Payment Date the Company shall pay to RRL an amount equal to the Net Available Cash determined as of the date five (5) Business
          Days prior to the relevant Interest Payment Date, provided, however, that such amount shall not be larger than the sum of (i) the amount of the Loan from time to time outstanding on the relevant Interest
          Payment Date, and (ii) the aggregate amount of any interest, deferred interest, and any other amount due pursuant to this Agreement.

     6.   ALLOCATION OF NET AVAILABLE CASH PAYMENT. Notwithstanding any
          instruction that the Company may give to the contrary, RRL shall allocate any amount received pursuant to clause 5:

          6.1. First, for the payment of the interest charged on the outstanding deferred interest, if any, due and payable pursuant to clause
               11.2;

          6.2. Second, for the payment of the outstanding deferred interest, if any, due and payable pursuant to clause 11.1;

          6.3. Third, for the payment of the interest on the Loan, if any, due and payable pursuant to clause 3;

          6.4. Fourth, for the payment of any other amount (other than the
               Loan), if any, due and payable pursuant to this Agreement; and

          6.5. Fifth, for the repayment of any outstanding amount of the Loan.

     7.   FINAL MATURITY. In any event, notwithstanding clause 6 any amount of the Loan outstanding and any interest and / or other sum due to RRL under this Agreement, if any, shall be repaid to RRL on or before 31
          December 2009.

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     8.   PLACE OF PAYMENT. Payments of principal and any other payment due to
          RRL under this Agreement shall be in Dollars, in immediately available funds, at Citibank, Jersey, Channel Islands, or at such other bank or banks, in such place or places, as RRL shall from time to time designate.

     9.   CURRENCY OBLIGATION. The obligation of the Company to pay in Dollars the aggregate amount of the principal of, and interest on, the Loan and any other amounts payable in Dollars under this Agreement shall not be deemed to have been novated, discharged or satisfied by any tender of (or recovery under judgment expressed in) any currency other than Dollars, except to the extent to which such tender (or recovery)
          shall result in the effective payment of such aggregate amount in
          Dollars at the place specified pursuant to this Agreement and, accordingly, the amount (if any) by which such tender (or recovery)
          shall fall short of such aggregate amount shall be and remain due to
          RRL as a separate obligation, unaffected by judgment having been obtained (if such is the case) for any other amounts due under or in respect of this Agreement.

     10.  PREPAYMENT. The Company shall have the right at any time on not less than thirty (30) days' written notice to RRL to prepay on any Interest
          Payment Date all or a part of the principal amount then outstanding on the Loan; provided that all accrued interest on the principal amount of the Loan to be prepaid and all other amounts due hereunder are paid at the same time.

     11.  DEFERRED INTEREST. Subject to sub clause 11.1 and 11.2 of this clause, all or part of any payment of interest on the Loan payable on the relevant Interest Payment Date pursuant to clause 3 may be deferred if and to the extent that the portion of the Net Available Cash paid

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          to RRL on the relevant Interest Payment Date pursuant to clause 5 would not be sufficient to pay it in full.

          11.1. Any amount of deferred interest shall bear interest, from the date such amount was due until it is paid, at the Interest Rate calculated in accordance with clause 3;

          11.2. The deferral provisions in this clause shall cease to apply upon
               RRL giving notice to the Company that all amounts due under this
               Agreement are immediately due and payable pursuant to clause 12.1 and / or 12.2;

     12.  EVENTS OF DEFAULT.

          12.1. If one or more of the events specified in this clause shall have happened and be continuing, then RRL, by notice to the Company, may declare the principal of, and all accrued interest on, the
               Loan (together with any other amounts accrued or payable under this Agreement) to be, and the same shall thereupon become, immediately due and payable (anything in this Agreement to the contrary notwithstanding) without further notice and without any presentment, demand or protest of any kind, all of which are hereby expressly waived by the Company;

               12.1.1. default shall have occurred in the payment of any
                    principal of the Loan and such default shall have continued
                    for a period of five (5) days;

               12.1.2. default shall have occurred in the payment of any
                    interest on the Loan (other than interest which may be
                    deferred pursuant to clause 11), and such default shall have continued for a period of fifteen (15) days;

               12.1.3. default shall have occurred in the performance of any obligation of the Company under this Agreement (other than any obligation for the payment of principal or

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                    interest under this Agreement), any other agreement between the Company and RRL and any such default shall have
                    continued for a period of thirty (30) days after notice
                    thereof shall have been given to the Company by RRL;

               12.1.4. any of the Management Agreement or the Convention
                    d'Etablissment shall have terminated or shall have become
                    ineffective, which termination or ineffectiveness, in the
                    opinion of RRL, is likely to have a material adverse effect on the ability of the Group to carry out the Project or to perform its obligations under this Agreement, and such
                    termination or ineffectiveness shall not be remedied to
                    RRL's satisfaction within a period of thirty (30) days after notice thereof shall have been given to the Company by RRL;

               12.1.5. any representation or warranty made by the Company or in connection with the execution and delivery of this
                    Agreement, shall be found to have been incorrect in any
                    material respect and shall continue to be incorrect for a
                    period of thirty (30) days after notice thereof shall have been given to the Company by RRL;

               12.1.6. any government or governmental authority shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the property or other assets of any Group Member or of its share capital, or shall have assumed custody or control of such property or assets of the business or operations of any Group Member or of its share capital, or shall have taken any action for the dissolution or dis-establishment of any Group Member or any action that would prevent any Group Member or its officers from carrying on its business or operations or a substantial part thereof;

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               12.1.7. there shall have been entered against any Group Member a decree or order by a court adjudging such Group Member
                    bankrupt or insolvent, or approving as properly filed a
                    petition seeking reorganization, arrangement, adjustment or composition of or in respect of any Group Member under any applicable law, or appointing a receiver, liquidator,
                    assignee, trustee, sequestrator (or other similar official)
                    of any Group Member or of any substantial part of its
                    property or other assets, or ordering the winding up or
                    liquidation of its affairs; or the institution by any Group
                    Member of proceedings to be adjudicated bankrupt or
                    insolvent, or the consent by it to the institution of
                    bankruptcy or insolvency proceedings against it, or the
                    filing by it of a petition or answer or consent seeking
                    reorganization or relief under any applicable law, or the
                    consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee,
                    sequestrator (or other similar official) of any Group
                    Member or of any substantial part of its property, or the
                    making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay
                    debts generally as they become due; or any other event shall have occurred which under any applicable law would have an effect analogous to any of those events listed above;

               12.1.8. a default shall have occurred with respect to any
                    indebtedness of any Group Member in a principal amount
                    equivalent to $500,000 (other than the Loan) or under any
                    agreement pursuant to which there is outstanding any such
                    indebtedness of such Group Member, and any such default
                    shall have continued for more than any applicable period of grace.

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          12.2. If any Group Member shall have become voluntarily or involuntarily dissolved, or become bankrupt or insolvent, the principal of, and all accrued interest on, the Loan (together with any other amounts accrued or payable under this Agreement)
               shall thereupon become immediately due and payable (anything in this Agreement to the contrary notwithstanding) without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company.

          12.3. if any Event of Default or any event which, with the lapse of time or notice and lapse of time, would become an Event of
               Default shall have happened, the Company shall immediately give
               RRL notice thereof by telecopier specifying the nature of such
               Event of Default or such event and any steps the Company is taking to remedy the same.

          12.4. no course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to RRL upon default under this Agreement or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or acquiescence therein; or any acquiescence by it therein, affect or impair any right, power or remedy of RRL in respect of such default, or any acquiescence by it therein, affect or impair any right, power or remedy of RRL in respect of any other default.

     13.  DEFAULT CHARGES. Without prejudice to the remedies available to RRL under this agreement or otherwise, if the Company fails to make any payment of principal or interest or any other payment on or in respect of the Loan by its due date as specified in this agreement (whether at stated maturity or otherwise) or, if not so specified, as notified to the Company, the Company shall pay, in Dollars, in respect of the principal amount of the Loan then

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          outstanding, interest at the rate of one per cent (1%) per annum over and above the relevant Interest Rate in effect from time to time from the date such payment became due until the date of actual payment (as well after as before judgment) and such interest shall be payable on the next Interest Payment Date thereafter unless demanded or paid beforehand; provided, however, that the additional interest payable under this clause shall never exceed interest at a rate of one per cent (1%) per annum over and above the relevant Interest Rate in effect from time to time, on the amount of the payment in default for the period of the default.

     14.  SUSPENSION AND CANCELLATION.

          14.1. RRL may, by notice to the Company, suspend the right of the
               Company to Disbursements of the Loan as follows:

               14.1.1. If and so long as any Event of Default or any event which, with lapse of time or notice and lapse of time as
                    specified in clause 12.1, would become an Event of Default shall have happened and be continuing, or if the Event of
                    Default specified in clause 12.1.6 shall, in reasonable
                    opinion of RRL, be imminent; or

               14.1.2. If, at any time in the reasonable opinion of RRL, there shall exist any situation (except any change in the market price of gold and the events specified in clause 12.1.6)
                    which indicates that the performance by the Company of any of its obligations under this Agreement cannot be expected, provided that in this case RRL shall specify such situation in its notice to the Company;

          14.2. RRL may, by notice to the Company, cancel the right of the
               Company to Disbursements of the Loan as follows:

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               14.2.1. If the first such Disbursement shall not have been made by 31 December 2004, or such other date as may be agreed by the parties hereto; or

               14.2.2. The entire Loan amount has not been drawn on or before 30
                    June 2005; or

               14.2.3. If RRL shall have suspended the Company's right to
                    Disbursements pursuant to clause 14.1 and such suspension
                    shall have lasted for a period of at least six (6) months
                    and be continuing; or

               14.2.4. If RRL shall have suspended the Company's right to disbursements pursuant to clause 14.2 and such suspension
                    shall have lasted for a period of at least sixty (60) days and be continuing;

          14.3. Upon the giving of any such notice, the right of the Company to
               Disbursements of the undistributed part of the Loan shall be suspended or cancelled as the case may be. The exercise by RRL of the right of suspension shall not preclude RRL from exercising its right of cancellation as provided in this clause, either for the same or another reason, and shall not limit any other
               provision of this Agreement.

          14.4. The Company may, by notice to RRL, effective thirty (30)
               Business Days after such notice is received by RRL, cancel at any time its right to Disbursements of the Loan in whole or in part.

     15.  NOTICES. Any notice, request or other communication to be given or made under this Agreement to RRL or to the Company shall be in writing. Request or communication shall be deemed to have been duly given or made when it shall be delivered by hand, airmail, cable, telex or telecopier to the party to which it is required or permitted to be given or made at such

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          party's address specified below or at such other address as such party shall have designated by notice to the party giving or making such notice, request or other communication.

          15.1. FOR THE COMPANY

                Randgold Resources Somilo Limited

                La Motte Chambers

                St Helier, Jersey

                JEI IBJ

                Channel Islands

                +44 1534 735 444

          15.2. FOR RRL

                Randgold Resources Limited

                La Motte Chambers

                St Helier, Jersey

                JEI IBJ

                Channel Islands

                +44 1534 735 444

     16.  LANGUAGE OF COMMUNICATION. All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by a representative of the
          Company, which translation shall be the governing version between the
          Company and RRL.

     17.  DURATION. This Agreement shall continue in force until all monies payable hereunder have been paid in full in accordance with the provisions hereof.

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     18.  APPLICABLE LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of England.

     19.  TAXES. The Company shall pay all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarisation of this
          Agreement, and any other documents related to this Agreement, and shall, upon notice from RRL, reimburse RRL or its assigns for any taxes, duties, fees or other charges paid by RRL or its assigns thereon.

     20.  REIMBURSEMENT OF LEGAL EXPENSES.

          20.1. The Company shall pay to RRL or as RRL may direct the documented fees and expenses of RRL's outside legal counsel incurred in connection with:

                    20.1.1.1. the preparation and / or review, execution and,
                         where appropriate, registration of this Agreement and
                         any other documents related to this Agreement;

                    20.1.1.2. the giving of any legal opinion required by RRL
                         hereunder;

                    20.1.1.3. any amendment or modification to, or waiver under, this Agreement or any such other document; and

                    20.1.1.4. the registration (where appropriate) and the
                         delivery of the evidences of indebtedness relating to
                         the Loan and the Disbursements thereof.

          20.2. If any amount owing to RRL under this Agreement shall be collected through the process of law or shall be placed in the hands of attorneys for collection, the Company shall pay (in addition to all monies then due in respect of the Loan or
               otherwise

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               payable under this Agreement) reasonable attorneys' and other fees and expenses in respect of such collection.

     21.  SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that the Company may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior written consent of RRL.

     22.  DATE OF COMMENCEMENT. Notwithstanding the date of signature hereof, the commencement date of this Agreement will be 1 October 2003.

     In witness whereof, the parties hereto, acting through their duly authorised representatives, have caused this Agreement to be signed in their respective names.

Randgold Resources (Somilo) Limited          Randgold Resources Limited

/s/ Roger A. Williams                        /s/ D. Mark Bristow
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